Exhibit 99.1
1 of 4

FOR IMMEDIATE RELEASE

Contact:	Randall Weisenburger 212-415-3393

Omnicom Reports Second Quarter 2012 Results

NEW YORK, JULY 17, 2012 - Omnicom Group Inc. (NYSE-OMC) today announced that its net income for the second quarter of 2012 increased 2.8% to $282.7 million from $275.1 million in the second quarter of 2011. Omnicom’s diluted net income per common share in the second quarter of 2012 increased 6.3% to $1.02 per share from $0.96 per share in the second quarter of 2011.

Worldwide revenue increased 2.1% to $3,561.0 million from $3,487.4 million in the second quarter of 2011. Domestic revenue for the second quarter of 2012 increased 5.4% to $1,859.6 million compared to $1,764.2 million in the second quarter of 2011. International revenue decreased 1.3% to $1,701.4 million compared to $1,723.2 million in the second quarter of 2011.

Omnicom’s net income for the six months ended June 30, 2012 increased 2.2% to $487.3 million from $477.0 million in the same period in 2011. Omnicom’s diluted net income per common share for the six months ended June 30, 2012 increased 5.5% to $1.74 per share in 2012 from $1.65 per share in the same period in 2011.

Worldwide revenue for the six months ended June 30, 2012 increased 3.5% to $6,868.2 million from $6,638.8 million in the same period in 2011. Domestic revenue for the six months ended June 30, 2012 increased 4.7% to $3,579.0 million from $3,416.8 million in the same period in 2011. International revenue for the six months ended June 30, 2012 increased 2.1% to $3,289.2 million from $3,222.0 million in the same period in 2011.

437 Madison Avenue, New York, NY 10022 (212) 415-3600 Fax (212) 415-3530

Omnicom Group Inc.	2 of 4

Omnicom Group Inc. (NYSE-OMC) (www.omnicomgroup.com) is a leading global marketing and corporate communications company. Omnicom’s branded networks and numerous specialty firms provide advertising, strategic media planning and buying, digital and interactive marketing, direct and promotional marketing, public relations and other specialty communications services to over 5,000 clients in more than 100 countries.

For a live webcast and/or a replay of our second quarter earnings conference call, go to www.omnicomgroup.com/InvestorRelations.

Omnicom Group Inc.	3 of 4

(Unaudited)

(Dollars in Millions, Except Per Share Data)

Three Months Ended June 30,	2012	2011

Revenue	$3,561.0	$3,487.4

Operating expenses, excluding amortization of intangibles	3,030.6	2,976.0

Earnings before interest, taxes and
amortization of intangibles (a)	530.4	511.4

Amortization of intangibles	24.0	23.3

Operating income	506.4	488.1

Net interest expense	34.9	27.6

Income before income taxes	471.5	460.5

Income tax expense	161.9	158.1

Income from equity method investments	4.6	4.8

Net Income	314.2	307.2

Less: Net income attributed to noncontrolling interests	31.5	32.1

Net Income - Omnicom Group Inc.	282.7	275.1

Less: Net income allocated to participating securities	6.4	2.9

Net income available for common shares	$276.3	$272.2

Net income per common share - Omnicom Group Inc.
Basic	$1.03	$0.98
Diluted	$1.02	$0.96

Weighted average shares (in millions)
Basic	269.0	278.7
Diluted	271.8	283.7

Dividend declared per common share	$0.30	$0.25

(a)	Earnings before interest, taxes and amortization of intangibles (“EBITA”) is a Non-GAAP measure. We use EBITA as an additional operating performance measure, which excludes the non-cash amortization expense of acquired intangible assets. We believe that EBITA is a useful measure to evaluate the performance of our businesses. Non-GAAP financial measures should not be considered in isolation from or as a substitute for financial information presented in compliance with U.S. GAAP. Non-GAAP financial measures reported by us may not be comparable to similarly titled amounts reported by other companies.

Omnicom Group Inc.	4 of 4

(Unaudited)

(Dollars in Millions, Except Per Share Data)

Six Months Ended June 30,	2012	2011
Revenue	$6,868.2	$6,638.8

Operating expenses, excluding amortization of intangibles	5,951.4	5,784.6

Earnings before interest, taxes and
amortization of intangibles (a)	916.8	854.2

Amortization of intangibles	47.9	43.9

Operating income	868.9	810.3

Net interest expense	64.0	59.9

Income before income taxes	804.9	750.4

Income tax expense	271.2	231.9

Income from equity method investments	6.5	5.9

Net Income	540.2	524.4

Less: Net income attributed to noncontrolling interests	52.9	47.4

Net Income - Omnicom Group Inc.	487.3	477.0

Less: Net income allocated to participating securities	10.9	4.9

Net income available for common shares	$476.4	$472.1

Net income per common share - Omnicom Group Inc.
Basic	$1.76	$1.68
Diluted	$1.74	$1.65

Weighted average shares (in millions)
Basic	271.2	281.2
Diluted	273.9	286.1

Dividend declared per common share	$0.60	$0.50

(a)	Earnings before interest, taxes and amortization of intangibles ("EBITA") is a Non-GAAP measure. We use EBITA as an additional operating performance measure, which excludes the non-cash amortization expense of acquired intangible assets. We believe that EBITA is a useful measure to evaluate the performance of our businesses. Non-GAAP financial measures should not be considered in isolation from or as a substitute for financial information presented in compliance with U.S. GAAP. Non-GAAP financial measures reported by us may not be comparable to similarly titled amounts reported by other companies.